EXHIBIT 10.11
FORM OF
PARTNERSHIP AGREEMENT OF
NGAS PARTNERS ______ DRILLING PROGRAM
     This PARTNERSHIP AGREEMENT (the “Agreement”) of NGAS Partners ___Drilling Program (the “Program”) is entered into as of ___, 200___by and between Daugherty Petroleum, Inc., a Kentucky corporation (“DPI”), and NGAS Partners ___, Ltd., a Kentucky limited partnership (the “Partnership”).
RECITALS
     A. DPI has organized the Partnership to invest, through the Program, in a portfolio of natural gas development wells (“Project Wells”) to be drilled by DPI on drilling sites (the “Prospects”) located in the southern portion of the Appalachian basin (the “Project Areas”).
     B. The Program will acquire its interests in the Prospects within each Project Area (the “Program Position”) under an assignment of drilling rights from DPI of even date herewith (the “Prospect Assignment”), providing for DPI to maintain a ___% working interest the Project Wells (the “DPI Position”), with the balance of the Program Position to be maintained by the Partnership (the “Partnership Position”), subject to proportionate reduction of the Program Position in Project Wells with third-party participation (the “Participating Interests”) and to a reversionary interest of DPI and to certain true-up adjustments provided hereunder.
     C. The Project Wells will be drilled by DPI under a joint drilling and operating agreement with the Program of even date herewith (the “Project JOA”), providing for DPI to use its best efforts to drill all of the Project Wells to total depth by the end of ___ 200___and to install production lines and associated compression and dehydration equipment for connecting completed Project Wells to its existing gathering systems as expeditiously as possible, based on projected drilling and completion costs (the “AFEs”) to be specified by DPI for each Project Well under the terms of the Project JOA.
     D. The Program will participate in the Project Wells on a “cost-plus” 30% basis, entitling DPI to payments from the Program under the Project JOA in an amount equal to 130% of the AFEs for the Program Position in the Project Wells, to be shared in proportion to the DPI Position and the Partnership Position in the underlying Prospects, and the Program is being capitalized proportionately by DPI and the Partnership in accordance with the terms of this Agreement.
     E. The Partnership is being capitalized through a private placement (the “Private Placement”) of a minimum of ___ units of general and limited partner interests (“Units”) at a subscription price of $  per Unit for $___(the “Minimum Offering”) and a maximum of ___ Units for $___(the “Maximum Offering”), on the terms described in a Private Placement Memorandum of the Partnership dated ___ 200___(the “PPM”).
     F. DPI will be the managing general partner of the Partnership and the manager of the Program (“Program Manager”).
     G. The parties desire to enter into this Agreement to memorialize their arrangements for the conduct of the Program’s business and the rights and duties of its partners (the “Partners”).
     Accordingly, the parties hereby agree as follows:
ARTICLE 1 – DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     “AFE” stands for “authorization for expenditure” and means the projected costs for drilling and completing a Project Well and furnishing all labor, well equipment and production facilities necessary to produce the well to sales through DPI’s field-wide gathering systems.
     The term “affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with a specified Person, and “control” when used with respect to any specified Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Agreement, as amended and or supplemented from time to time.
     “Book Value” means, with respect to any Program asset, the carrying value of the asset on the books and records of the Program, determined in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv) and Article III.
     “Capital Account” means the capital account established for each Partner and maintained pursuant to the terms of this Agreement in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv).
     “Closing” means the Initial Closing or any Incremental Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Depreciation” means the depreciation, amortization or other cost recovery expense of the Program, determined in accordance with Section 6.1.
     “DPI” means Daugherty Petroleum, Inc., a Kentucky corporation, and its successors and assigns.
     “DPI Position” means the working interest of DPI in Project Wells, subject adjustments for the Participating Interests, for AFE variances under the True-Up Account and for the reversionary interest of DPI after Payout under the terms of this Agreement.
     “Gross Fair Market Value” means the fair market value of an asset, determined without taking into account any liabilities secured by the asset or otherwise associated with the asset.
     “IDC” stands for intangible drilling costs and means expenditures incurred for items having no salvage value and for labor, fuel, repairs, hauling and supplies used in (i) preparing the surface prior to drilling oil and gas wells, (ii) drilling, treating and cleaning oil and gas wells and (iii) preparing oil and gas wells for production, all within the meaning of Treasury Regulation § 1.612-4(a).
     “Incremental Closing” means a partial closing of the offering and sale of Units to be held after the Initial Closing if the Maximum Offering is reached prior to the termination of the Private Placement.
     “Initial Closing” means the first closing of the Private Placement, held on the date hereof, for not less than the Minimum Offering.
     “Kentucky Act” means the Kentucky Uniform Partnership Act, as amended.
     The term “leasehold acquisition costs” mean the costs of acquiring an oil and gas leasehold or the rights to drill on property subject to an oil and gas leasehold or farmout.
     “Maximum Offering,” “Minimum Offering,” “PPM” and “Private Placement” have the respective meanings set forth in Recital E.
     “Minimum Gain” means the aggregate amount of gain (of whatever character), computed with respect to each property of the Program that secures a Third Party Nonrecourse Liability of the Program, that would be recognized by the Program if, in a taxable transaction, the Program were to dispose of the property in full satisfaction of the Third Party Nonrecourse Liability, determined in accordance with the provisions of Treasury

Regulation § 1.704-2.
     “Net Fair Market Value” means, in connection with the contribution of an asset to the Program by a Partner or the distribution of an asset by the Program to a Partner, the Gross Fair Market Value of the asset, reduced by any liabilities (i) assumed by that Partner or the Program or (ii) subject to which the Partner or the Program acquires the asset.
     “Net Losses” and “Net Profits” have the respective meanings ascribed to them in Section 6.1.
     “Nonrecourse Deduction” means an allocation of loss or expense attributable to Third Party Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulation § 1.704-2(b)(1).
     “Participating Interests” has the meaning set forth in Recital B.
     “Partner” means DPI, the Partnership or any successor or assignee in the capacity as a partner of the Program.
     “Partner Nonrecourse Deduction” means an allocation of loss or expense attributable to Partner Nonrecourse Liabilities, determined in accordance with the provisions of Treasury Regulation § 1.704-2(i)(2).
     “Partner Nonrecourse Liabilities” means liabilities of the Program that are nonrecourse debt, as defined in Treasury Regulation § 1.704-2(b)(3), but with respect to which one or more Partners (or the affiliate of any Partner) bears the economic risk of loss, as defined in Treasury Regulation § 1.752-2(a).
     “Partner Nonrecourse Liability Minimum Gain” means the aggregate amount of gain, of whatever character, computed with respect to each property of the Program that secures a Partner Nonrecourse Liability of the Program, that would be recognized by the Program if, in a taxable transaction, the Program were to dispose of the property in full satisfaction of the Partner Nonrecourse Liability, determined in accordance with the provisions of Treasury Regulation § 1.704-2(i).
     “Partnership” means NGAS Partners ___, Ltd., a Kentucky limited partnership.
     “Partnership Agreement” means the Agreement of Limited Partnership of the Partnership in substantially the form of Exhibit B to the PPM, to be entered on the date hereof and supplemented at any Incremental Closing, among DPI, as managing general partner, and the Unitholders admitted to the Partnership at that Closing, as investor general partners or limited partners.
     “Partnership Position” means the working interest of the Partnership in Project Wells, subject adjustments for the Participating Interests, for AFE variances under the True-Up Account and for the reversionary interest of DPI after Payout under the terms of this Agreement.
     “Payout” means the point when each Unitholder has received cumulative distributions from the Partnership aggregating 110% of the Unit subscription price or $  per Unit.
     “Person” means an individual, any form of business enterprise, including a corporation, limited liability company, partnership or limited partnership, and any other juridical entity or its representative, including a trust, estate, custodian, administrator, personal representative, nominee or any other entity acting on its own behalf or in a representative capacity.
     “P&A Account” has the meaning set forth in Section 6.12.
     “Program” means a NGAS Partners ___Drilling Program, a Kentucky general partnership formed under this Agreement between the Partnership and DPI.
     “Program Agreements” means, collectively, this Agreement, the Partnership Agreement, the Prospect Assignment, the Project JOA and any other agreements the Program Manager deems necessary or desirable to protect or further the best interests and purposes of the Program, or to satisfy any requirements, conditions or guidelines contained in any order, ruling or regulation of the Securities and Exchange Commission, the Service or any other federal or state governmental authority or agency, or to comply with any applicable federal or state law, rule or regulation or any judgment, decree, writ, injunction or order of any court, administrative agency, arbitrator or governmental authority, together with any and all other instruments required or permitted to be executed by the Program thereunder.
     “Program Manager” means DPI in its capacity as managing general partner of the Program.
     “Program Position” means the DPI Position and the Partnership Position in each Project Well.
     “Project Areas” has the meaning set forth in Recital A.
     “Project JOA” means the Joint Drilling and Operating Agreement in substantially the form of Exhibit D to the PPM, as supplemented at any Incremental Closing, providing for DPI’s drilling and completion of the Project Wells and its operation of completed Project Wells.
     “Project Well” means development well drilled on a Prospect by DPI in accordance with the Prospect Assignment and the Project JOA.
     “Proportionate Share” of a Partner means, at any particular time during the term of the Program, the percentage interest of the Partner in the Program Position within in each Project Area, as set forth in Section 2.5, subject to any adjustment required by Section 2.6.
     “Prospect” has the meaning set forth in Recital A.
     “Prospect Assignment” means Assignment of Drilling Rights in substantially the form of Exhibit C to the PPM, as supplemented at any Incremental Closing, providing for DPI’s assignment to the Program of its rights to participate in the Project Wells drilled on the Prospects specified therein.
     “Service” means the Internal Revenue Service.
     “Simulated Basis” has the meaning set forth in Section 6.1(h).
     “Simulated Depletion” has the meaning set forth in Section 6.1(h)(i).
     “Start-Up Costs” means sales commission, due diligence fees, offering expenses, legal and accounting fees and other costs for the organization of the Partnership and the Program.
     “Tangible Costs” means the cost of equipment and supplies used in the drilling, testing, completing and producing oil and gas from a well to the extent the equipment and supplies have a salvage value and are capitalized for federal income tax purposes.
     “Tax Matters Partner” means DPI in its capacity as the Program’s tax matters partner, as defined in Code § 6231 (a)(7).
     “Third Party Nonrecourse Liabilities” means liabilities of the Program that are nonrecourse debt, as defined in Treasury Regulation § 1.704-2(b)(3), and that are not Partner Nonrecourse Liabilities.
     “Total Minimum Gain” means the aggregate of the Minimum Gain and the Partner Nonrecourse Liability Minimum Gain.
     “Treasury Regulations” means the Treasury Regulations adopted by the Service under the Code.
     “True-Up Account” means an account to be maintained by DPI under the terms of the Prospect Assignment, reflecting a credit for the Partnership’s proportionate share of any AFEs for Project Wells in excess of their actual drilling and completion costs and a debit for its share of any drilling and completion costs for Project Wells in excess of their AFEs, with any net credit balance for all Project Wells in a Project Area to be applied to proportionately increase the working interests of the Partnership in the last 30% of the Project Wells in that Project Area and any net deficit balance for all Project Wells in a Project Area to be borne by DPI and applied to proportionately increase its working interests in the last 30% of the Project Wells in that Project Area.
     “Unitholder” means the holder of one or more Units in the Partnership.
     “Units” means the units of general partner interests and limited partner interests in the Partnership.
     The term “working interest” means an interest in an oil and gas leasehold or well entitling the holder to receive a specified percentage of the sale proceeds from oil or gas produced from the leasehold or well and obligating the holder to bear a specified percentage of the costs of drilling, completing and operating the well.
     1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Unless otherwise expressly provided herein, all references to Recitals, Articles and Sections refer to recitals, articles and sections of this Agreement.
ARTICLE II – ORGANIZATIONAL MATTERS
     2.1 Program Name and Principal Office. The name of the Program shall be “NGAS Partners ___ Drilling Program.” The principal address of the Program shall be c/o Daugherty Petroleum, Inc., 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, or any other address that may be designated for that purpose by the Program Manager.
     2.2 Character of the Business. The principal business of the Program shall be the participation in Project Wells to be drilled on Prospects assigned to it by DPI under the Prospect Assignment and the sale of production from completed Project Wells in accordance with the Project JOA.
     2.3 General Partnership Between the Partnership and DPI. This Agreement creates a general partnership between the Partnership and DPI. DPI shall act as Program Manager and shall have the powers delegated to it in that capacity under Article IV.
     2.4 Capital Contributions of the Partners. For each Unit issued and sold by the Partnership, the Partners shall make the following cash contributions to the capital of the Program, payable at the time of the Closing at which those Units are issued and sold:

	Partnership		DPI
Capital Contribution per Unit	$	______.__	$	______.__
     2.5 Proportionate Shares of the Partners. The Partners shall have the respective investments in the Program Position within each Project Area set forth below and shall be entitled to the following Proportionate Shares in each Project Area before and after Payout, subject to any adjustment required under Section 2.6:

Allocation of Profits and Losses
	Program Investment		Before Payout		After Payout
Project Area	Partnership	DPI	Partnership	DPI	Partnership	DPI

* * *
     2.6 Adjustment of Proportionate Shares under True-Up Account. In the event that the Partners’ working interests in any Project Wells are adjusted under the True-Up Account in accordance with the terms of the Prospect Assignment, the Proportionate Shares of the Partners attributable to net production revenues from those Project Wells before and after Payout shall be adjusted proportionately.
     2.7 Term of the Program. The term of this Program shall commence on the date of this Agreement and shall continue until dissolved or terminated pursuant to Article IX.

ARTICLE III – CAPITAL ACCOUNTS
     3.1 Capital Accounts. A Capital Account shall be established and maintained for each Partner in compliance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv). The Capital Accounts shall be maintained as set forth in this Article III.
          (a) General Rules. Each Partner’s Capital Account shall be (i) credited with the amount of money and the Net Fair Market Value of any property contributed by the Partner to the Program, (ii) credited or debited, as the case may be, with the Partner’s allocation of income, gain, loss and expense and (iii) debited with the amount of cash and the Net Fair Market Value of property distributed to the Partner.
          (b) Special Rules. If a Partner’s interest in the Program is sold or liquidated, the following special rules shall apply when determining the Capital Account balances of any new or remaining Partners:
               (i) If the sale or exchange (together with any other sales or exchanges of interests in the Program that occur during any relevant accounting period) causes a termination of the Program within the meaning of Code § 708(b)(1)(B), the Capital Accounts of the Partners shall be redetermined in accordance with this Section 3.1 as though its property is deemed to be distributed to a new partnership in exchange for its partnership interests and a deemed distribution is made to the partners of the new partnership interests.
               (ii) If the sale or exchange does not cause a termination of the Program within the meaning of Code § 708(b)(1)(B) and if the Program has, at the time of the sale or exchange, an effective election under Code § 754, the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner, and there shall not be made to the Capital Account of the Partner who receives the special tax basis adjustment under Code § 743 a corresponding adjustment except to the extent a special tax basis adjustment would be reflected in a Partners respective Capital Account pursuant to Treasury Regulation § 1.704-1 (b)(2)(iv)(m).
               (iii) If the sale or exchange is not subject to the provisions of Section 3.1(b)(i) or Section 3.1(b)(ii), the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner.
               (iv) If a Partner’s interest in the Program is repurchased by the Program through a distribution in complete liquidation of the interest, except as provided in Section 3.1(a), the Capital Accounts of the remaining Partner shall be adjusted only to the extent required by Treasury Regulation § 1.704-1(b)(2)(iv)(m).
     3.2 Determination of and Adjustments to Book Value and Capital Accounts. When determining the Book Value of the assets of the Program and the appropriate balance in each Partner’s Capital Account resulting from any adjustments to Book Value in accordance with the provisions of Treasury Regulation § 1.704-1(b)(2)(iv), the following accounting rules shall apply:
          (a) Contributed Property. The initial Book Value of any asset contributed by a Partner to the Program shall be its Gross Fair Market Value on the date of contribution.
          (b) Timing of Adjustments. The Book Values of all Program assets shall be adjusted to equal their respective Gross Fair Market Values, as of the following times:
               (i) The acquisition of an interest (including an additional interest) in the Program by any new or existing Partner in exchange for more than a de minimis capital contribution to the Program;
               (ii) The distribution by the Program to a Partner or withdrawing Partner of more than a de minimis (as determined by the Program Manager) amount of money or other property as consideration for its interest in the Program; and
               (iii) The liquidation of the Program.
          (c) Book Value Adjustments. The Book Value of Program assets shall not be increased or decreased to reflect any adjustments to the adjusted tax basis of the assets pursuant to Code § 734(b) or

Code § 743(b), except to the extent that the adjustments are taken into account in determining and maintaining capital accounts pursuant to Treasury Regulation § 1.704(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this Section 3.2(c) to the extent that the adjustment was previously reflected in the Book Value of the Program’s assets.
          (d) Reductions for Depreciation. If the Book Value of an asset has been determined or adjusted pursuant to the foregoing provision of this Section 3.2, the Book Value shall thereafter be reduced by the Depreciation taken into account with respect to the asset for purposes of computing the Net Profits and the Net Losses of the Program under Article VI.
ARTICLE IV – RIGHTS AND OBLIGATIONS OF THE PROGRAM MANAGER
     4.1 Management and Control of the Program.
          (a) General The Program Manager shall have the full and exclusive right and authority to manage and control the business and affairs of the Program and to make all decisions incident thereto; provided, however, that the Program Manager shall be prohibited from taking any action (or causing the Program to take any action) that would be prohibited under the Program Agreements or failing to take any actions (or causing the Program to fail to take any actions) that are required to be taken under the Program Agreements.
          (b) Specific Rights and Powers of the Program Manager. In addition to any other rights and powers that the Program Manager may possess under this Agreement and applicable law, the Program Manager shall, except to the extent otherwise provided herein, have all specific rights and powers required or appropriate to its management of the Program’s business, which include the rights and powers to:
               (i) Execute the Program Agreements in the name and on behalf of the Program and to cause the Program to perform its obligations thereunder;
               (ii) Enter into any amendments to the Program Agreements, in the name and on behalf of the Program, to the extent deemed necessary or desirable to protect or further the best interests and purposes of the Program;
               (iii) On behalf of the Program, exercise the rights and fulfill the obligations of the working interest owner under the Prospect Assignment and Project JOA;
               (iv) Protect and preserve the title and interest of the Program in its assets, collect all amounts due the Program and otherwise enforce all rights of the Program and, in that connection, retain counsel and institute suits or proceedings in the name and on behalf of the Program or, if the Program Manager shall so determine, in the name of the Program Manager;
               (v) Employ or engage on a temporary or continuing basis any accountants, attorneys, consultants and other professionals on terms that the Program Manager deems advisable;
               (vi) Pay all debts and obligations of the Program and make distributions to the Partners in accordance with the provisions of this Agreement, to the extent assets of the Program are available therefor;
               (vii) Maintain such insurance as a reasonably prudent oil and gas operator would maintain, to require all contractors engaged in work for the Program to comply with the worker’s compensation law of the state where operations are being conducted and to maintain any other insurance that may be required, and to require any contractor employed for the Program to submit to it properly executed certificates of insurance issued by approved insurers before work contemplated in any contract is begun;
               (viii) Establish the reserves as the Program Manager deems appropriate for the purposes of the Program, and to withhold distribution of cash flow in order to fund the reserves, in the amounts and at the times that the Program Manager, in its sole discretion, deems to be in the best interest of the Program;
               (ix) Arrange to prosecute, defend, settle or compromise actions at law or in equity at the expense of the Program as may be necessary to enforce or protect Program interests; and
               (x) Satisfy any claim against or liability of the Program or any judgment, decree or settlement binding on the Program, first out of any available insurance proceeds, next out of Program revenues and then, if necessary, from the sale of Program assets.
          (c) Duties of the Program Manager. The Program Manager shall devote to the Program such time as it shall deem necessary to conduct the Program’s business and affairs in the best interest of the Program and its Partners. The Program Manager shall take all action that may be necessary or appropriate for the Program’s performance of the Program Agreements and the exercise of the rights of the working interest owner under the Project JOA, which shall include the duty to:
               (i) Prepare status reports and cost billings for the drilling and completion of the Project Wells;
               (ii) Receive and review all operating reports, production payments and invoices for operating costs, and arrange for the timely payment of amounts due from the Program;
               (iii) Prepare or cause to be prepared, at the expense of the Program, and to file on or before the due date (or any extension thereof) all federal, state or local tax returns required to be filed by the Program, and to timely furnish each Partner all necessary tax reporting information in connection therewith;
               (iv) Prepare or cause to be prepared, at the expense of the Program, and to timely file all permit applications, certificates, documents or other instruments required by any government agency or authority pertaining to the business and operations of the Program;
               (v) Maintain and preserve during the term of the Program and for six years thereafter all accounts, books and other relevant Program documents; and
               (vi) Distribute to the Partners, not less than quarterly, proceeds from operations of the Program that have not been set aside as reserves pursuant to Section 4.1(b)(viii) and Section 6.12.
     4.2 Agency Powers of the Program Manager. Any document executed by the Program Manager in the name and on behalf of the Program shall be deemed to be the action of the Program. Any Person dealing with the Program or the Program Manager may rely upon a certificate signed by the Program Manager, hereby thereunto duly authorized, as to (a) the identity of the Program Manager or the Program, (b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the Program Manager or that are in any other manner germane to the affairs of the Program, (c) the Persons who are authorized to execute and deliver any instrument or document on behalf of the Program and (d) any act or failure to act by the Program with respect to any other matter whatsoever involving the Program or either Partner.
     4.3 Limitations on Authority of the Program Manager. Without the consent of the Partnership, the Program Manager shall not (a) use any assets of the Program for any purpose other than the payments required by the Program Agreements, including the payment of operating expenses of the Program in the conduct of its business in the ordinary course, (b) sell all or substantially all the assets of the Program or any of the major assets of the Program or (c) accept any offer to exchange the securities of any Person for the assets of the Program or for all or a majority of its interests in the Project Wells. In the event the Program consummates a sale or exchange offer transaction described in clause (b) or (c) of this Section 4.3, the Program shall pay the Program Manager a fee equal to 3% of the consideration sale proceeds or exchange value of assets sold or exchanged in the transaction.
     4.4 Other Business of DPI. DPI and any of its affiliates may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including the acquisition, operation or development of oil and gas properties and the acquisition, financing, ownership, leasing, operation, management and syndication of other oil and gas drilling enterprises, for its own account or for the account of others. Neither the Program nor the Partnership shall have any rights or obligations in or to such independent ventures or the income, profits or losses derived therefrom.

     4.5 Nonrecourse Borrowings. The Program Manager shall have authority to borrow funds in the name of the Program from any bank or other lending institution located in the United States for the conduct of the Program’s business and, in connection therewith, to mortgage, pledge, encumber and hypothecate Program assets, including any production payments allocable to the Program from its interests in Project Wells.
     4.6 Tax Matters Partner. DPI shall be the “Tax Matters Partner” of the Program for the purposes of Code § 6231(a)(7). In the event of any inquiry or controversy with the or other taxing authority involving the Program, the Program Manager shall act as the agent of the Program to resolve the matter and may, on behalf of the Program, incur any expenses it deems necessary or advisable in the interest of the Partners in connection therewith, including professional fees and court or administrative costs incurred in the prosecution thereof or appeals therein.
     4.7 Tax Elections. The Program Manager shall take all actions required for the Program to make a timely election to deduct IDC on its federal income tax return. In the event of the transfer of an interest in the Program, or in the event of any distribution of Program property to a Partner, the Program may, in the sole discretion the Program Manager, file an election under Code § 754 to cause the basis of the Program’s assets to be adjusted for federal income tax purposes as provided by Code § 734 and Code § 743. The Program Manager shall not make any election for the Program to be excluded from the provisions of Subchapter K of the Code.
     4.8 Start-Up Costs. DPI shall be responsible for the payment of all Start Up Costs incurred by or for the benefit of the Program.
     4.9 Expense Reimbursement. The Program shall reimburse the Program Manager for all out-of-pocket expenses incurred for or on behalf of the Program, including fees and expenses of accountants, petroleum engineers and attorneys for professional services rendered to the Program, but excluding Start-Up Costs.
     4.10 Right of the Program Manager to Resign. DPI shall not resign as Program Manager prior to the expiration of two years from the date of this Agreement. Thereafter, the right of DPI to resign as Program Manager shall be conditioned on the consent of the Partnership, based on the concurrence of a majority in interest of the Unitholders, on not less than 90 days’ written notice from DPI to the Unitholders of its intention to resign. DPI’s notice shall include its recommendation for the appointment of a substituted Program Manager, supported by information reasonably appropriate to enable the Unitholders to make an informed decision on the proposal.
     4.11 Exculpation and Indemnification of the Program Manager.
          (a) Liabilities of the Program Manager. The Program Manager shall exercise ordinary and prudent judgment in conducting and managing the affairs of the Program. The Program Manager and its affiliates shall not be liable or obligated to the Program or the Partnership for any mistake of fact or judgment made by the Program Manager in operating the affairs and business of the Program, provided the Program Manager acted in good faith and in a manner believed to be in the best interests of the Program and the mistake of fact or judgment did not constitute gross negligence or willful misconduct. Any losses, claims, liabilities, demands or obligations of the Program will be shared in the proportion that the Partners are sharing revenues hereunder and shall be several obligations of the Partners.
          (b) Indemnification of Program Manager. The Program shall indemnify and hold harmless the Program Manager and any of its affiliates performing services on behalf of the Program (collectively, “Indemnified Parties”) as follows:
               (i) In any action, suit or proceeding to which an Indemnified Party was or is a party by reason of the fact that it was acting as the Program Manager or was an affiliate of the Program Manager performing services on behalf of the Program, involving an alleged cause of action arising from the activities of the Indemnified Party under this Agreement, the other Program Agreements or otherwise in the management of the affairs of the Program, or which relates to the Program, its property, business or affairs, the Program shall indemnify the Indemnified Party against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with the action, suit or proceeding, if the Indemnified Party acted in good faith and in a manner believed to be in the best interests of the Program and if the Indemnified Party’s conduct does not constitute gross negligence or willful misconduct. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnified Party did not act in good faith and in the best interests of the Program.
               (ii) Expenses (including legal fees and expenses) incurred in defending any proceeding shall be paid by the Program in advance of the final disposition of the proceeding if (A) the Program has received an undertaking by or on behalf of the Indemnified Party to repay the amount, with interest at a market rate from the date of the advance, if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnified Party is not entitled to be indemnified by the Program as authorized hereunder and (B) the proceeding relates to the performance of duties or services by the Indemnified Party on behalf of the Program.
               (iii) Any indemnification under this Section 4.11, unless ordered by a court, shall be made by the Program only as authorized in the specific case and only upon a determination by a majority vote of a quorum of all directors of the Program Manager, that indemnification of an Indemnified Party is proper. Any the indemnification shall be made only out of the assets or insurance coverage of the Program. In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission with respect to indemnification for securities law violations.
               (iv) The indemnification provided by this Section 4.11 shall be in addition to any other rights to which an Indemnified Party may be entitled under any agreement or as a matter of law, both as to action in the Indemnified Party’s capacity as the Program Manager or an affiliate of the Program Manager and as to action in another capacity, shall continue as to an Indemnified Party who has ceased to serve in that capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party.
               (v) To the extent commercially reasonable, the Program may purchase and maintain insurance on behalf of the Program Manager and its affiliates against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Program’s activities, whether or not the Program has indemnified that Person against liability under the provisions of this Agreement. The Program shall not bear any additional cost of the insurance attributable to coverage for liabilities for which the Program would not have the power to indemnify under the provisions of this Agreement.
               (vi) The provisions of this Section 4.11 are for the benefit of Indemnified Parties and shall not be deemed to create any rights for the benefit of any other Persons.
ARTICLE V – RIGHTS OF THE PARTNERSHIP
     5.1 Right to Examine Program Records. The Partnership shall have the right to examine the books and records of the Program at its principal address during regular business hours and to make reasonable inquiries about the business and affairs.
     5.2 No Management Authority. The Partnership shall not take part in the management or control of the Program or any aspects of its business of the Program, and it shall not transact any business for or on behalf of the Program.
     5.3 Rights Under the Kentucky Act. To the extent not otherwise set forth herein and except as modified hereby, the Partnership shall have the rights of a general partner under the Kentucky Act.
     5.4 Meeting of Partners. Either DPI or the Partners holding not less than a 50% Proportionate Share may, by written notice to the other Partners, call for a meeting of Partners to consider the adoption of an amendment to this Agreement or any other action set forth in the notice. The notice shall state the purpose of the meeting specifying a reasonable time and place and a date, not less than 30 days nor more than 60 days thereafter, at which the meeting shall be held. Whenever, by any provision of the Kentucky Act or this Agreement, the vote of the Partners at a meeting thereof is required or permitted to be taken in connection with any matter or action, the meeting may be dispensed with if a consent in writing, setting forth the action so taken, shall be signed by the Partners whose Proportionate Shares would be sufficient to determine the outcome of the matter or action at a meeting of the Partners.

ARTICLE VI – ALLOCATIONS AND DISTRIBUTIONS
     6.1 Determination of Net Profits and Net Losses. For purposes of computing the amount of any items of income, gain, loss or expense to be reflected in the Capital Accounts (the net thereof hereinafter referred to as “Net Profits” or “Net Losses”), the determination, recognition and classification thereof shall be the same as their determination, recognition and classification for federal income tax purposes, with the following modifications:
          (a) Depreciation, Amortization or Other Cost Recovery. Any item of expense attributable to depreciation, amortization or other cost recovery with respect to any asset of the Program shall be in an amount that bears the same ratio to the Book Value of the asset at the beginning of the applicable period as the federal income tax deduction for depreciation, amortization or other cost recovery with respect to the asset for the fiscal year or other period bears to the adjusted tax basis of the asset at the beginning of the applicable period, provided that if the federal income tax deduction attributable to depreciation, amortization or other cost recovery for the fiscal year or other period with respect to any asset is zero, the item of expense attributable to depreciation, amortization or other cost recovery with respect to the asset for the applicable period shall be determined with reference to the Book Value of the asset as of the beginning of the applicable period using any reasonable method selected by the Program Manager.
          (b) Taxable Dispositions. Any item of income, gain, loss or expense attributable to the taxable disposition of any property with an adjusted tax basis that is different from the Book Value of the property shall be determined as if the adjusted tax basis of the property as of the date of disposition were equal in amount to the Book Value of the property.
          (c) Investment Tax Credits. If the Program’s adjusted tax basis in an item of depreciable property is adjusted pursuant to the Code to reflect any investment tax credit available with respect to the asset, the amount of the adjustment shall be treated as a Program expense and shall be allocated in the ratio in which the investment tax credit (or qualified investment in Code § 38 property) that gave rise to the basis adjustment is allocated. Any restoration of the adjusted tax basis occurring as the result of any recapture of previously allowed investment tax credit with respect to any Program property shall be treated as Program income and shall be allocated in the same ratio in which the investment tax credit (or qualified investment in Code § 38 property the disposition of which gave rise to the restoration of adjusted tax basis) was allocated.
          (d) Nondeductible Expenditures. All expenditures of the Program not deductible in computing its taxable income and not properly chargeable to any Capital Account and any otherwise nondeductible organizational and syndication expenses of the Program (as described in Code § 709) shall be treated as Program expenses.
          (e) Exempt Revenue. Revenue of the Program which is exempt from federal income tax shall be included in Net Profits or Net Losses.
          (f) Guaranteed Payments. Any payments made to a Partner that are treated for federal income tax purposes as guaranteed payments pursuant to Code § 707(c) shall be treated as Program expenses.
          (g) Book Value Adjustments. In the event the Book Value of any Program asset is adjusted pursuant to Section 3.2, the amount of the adjustment shall be treated as gain or loss, as appropriate, from a sale of the asset.
          (h) Simulated Basis. The Program shall establish records of the aggregate adjusted depletable basis of all Partners in each oil and gas property (as defined in Code § 614) at the time the property is acquired by the Program (the “Simulated Basis”), and the Simulated Basis for each property shall be adjusted from time to time, in the same manner as if the Simulated Basis was the Program’s adjusted basis in the property, to reflect (i) additions to basis and (ii) Simulated Depletion as provided in Section 6.1(h)(i), and the Simulated Basis, as adjusted, shall be utilized to determine simulated gain or simulated loss, as provided in Section 6.1(h)(ii).
               (i) The Program shall compute a depletion allowance (“Simulated Depletion”) for each taxable year based on the Simulated Basis, as theretofore adjusted, equal to either the (A) cost depletion or (B) percentage depletion at the rate specified in Code § 613A(c)(5) (but otherwise computed without regard to the limitations that theoretically could apply to less than all the Partners) attributable to each oil or gas property, with the method of depletion, cost or percentage, being determined on a property by property basis in the first Program’s taxable year for which it is relevant for the property, with the treatment being binding for all Program taxable years during which the oil and gas property is held by the Program, and the Simulated Depletion allowance with respect to each oil or gas property shall be treated as an expense of the Program and shall be allocated between the Partners pursuant to Section 6.2, provided that in no event shall the aggregate Simulated Depletion allowances with respect to an oil or gas property exceed the Program’s Simulated Basis of the property.
               (ii) The Program shall compute gain or loss attributable to the sale or other taxable disposition of an oil or gas property by the Program based on the difference between the amount realized from the disposition and the Simulated Basis of the property, as theretofore adjusted.
     6.2 Allocation of Net Profits and Net Loss From Operations. For purposes of maintaining the Capital Accounts of the Partners and determining the rights of the Partners in the assets of the Program, the Net Profit or Net Loss for each accounting period shall be allocated between the Partners in the order of priority set forth below. Each item of income, gain, loss or expense giving rise to the Net Profit or Net Loss shall be allocated between the Partners in the same proportion that the Net Profit or Net Loss is allocated. Except as otherwise provided in this Agreement, Net Profits or Net Losses shall be allocated between the Partners as follows:
          (a) Allocation of Net Profits. Net Profit for any accounting period shall be allocated between the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
          (b) Allocation of Net Loss. Net Loss for any accounting period shall be allocated between the Partners with positive balances in their respective Capital Accounts in the same amounts and in the same proportions as the net positive balances in the respective Capital Accounts of the Partners. Any remaining Net Loss shall be allocated between the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
          (c) Allocation of Tax Credits. Any tax credits available to the Program and any tax credit recaptures for any accounting period shall be allocated between the Partners in accordance with their respective Proportionate Shares in effect during the accounting period.
     6.3 Functional Allocations.
          (a) General. In general, the IDC of the Program from its participation in the drilling and completion of Project Wells shall be allocated 100% to the Partnership, up to its proportionate share of their drilling and completion costs, and the balance of IDC and 100% of the Tangible Costs of the Program shall be allocated to DPI.
          (b) Exceptions. The allocation of IDC and Tangible Costs pursuant to Section 6.3(a) shall be subject to the following exceptions:
               (i) If the IDC for any Project Well exceeds the Partnership’s proportionate share of its drilling and completion costs, the excess shall be allocated to the DPI.
               (ii) If the IDC for any Project Well fails to reach the Partnership’s proportionate share of its drilling and completion costs, then Tangible Costs allocated to DPI shall be reallocated to the Partnership until the combined IDC and Tangible Costs allocated to the Partnership for that Project Well equals its proportionate share of those drilling and completion costs.
               (iii) The combined IDC and Tangible Costs allocated to the Partnership for ay Project Well shall in no event exceed its proportionate share of the drilling and completion costs for that Project Well. A Partner’s proportionate share of drilling and completion costs for a Project Well for purposes of this Section 6.3 shall be based on its working interest in that Project Well, as determined under the Prospect Assignment.
     6.4 Start Up Costs and Leasehold Acquisition Costs. All Start Up Costs of the Program shall be allocated to DPI. Any leasehold acquisition costs borne by the Program under the Project JOA shall be allocated to DPI.

     6.5 Allocations to Comply with Regulations. In order to comply with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-lT and 1.704-2, the following special allocations of income, gain, loss and expense shall be made, notwithstanding the provisions of Section 6.2.
          (a) Deficit Capital Account Allocations. Subject to the other provisions of this Section 6.5, in accordance with Treasury Regulation § 1.704-1(b)(2)(ii)(d), no allocation of expenses or losses shall be made pursuant to Section 6.2 to the extent that, as of the end of the period to which the allocation relates, the allocation would cause or increase a net deficit balance in a Partner’s Capital Account in excess of any dollar amount of the net deficit balance that the Partner is obligated to restore under this Agreement. The expenses and losses shall instead be allocated to any other Partner not subject to this limitation. For purposes of this Section 6.5(a), each Partner’s Capital Account balance shall be determined by:
               (i) Adding to the Capital Account balance the amount of the Partner’s share (as determined pursuant to Treasury Regulation § 1.704-2) of the Total Minimum Gain of the Program as of the end of the period for which the determination is being made; and
               (ii) Subtracting from the Capital Account balance (A) adjustments that are reasonably expected to be made to the Partner’s Capital Account as of the end of the taxable year for depletion allowances, loss or distribution of Code § 751 property or otherwise as provided in Treasury Regulation § 1.704-1(b)(2)(d)(5), and (B) an amount equal to the excess of any distributions that, as of the end of the period, reasonably are expected to be made to the Partner in any future period over the Net Profits reasonably expected to be allocated to the Partner during (or prior to) the period for which the distributions are expected to be made.
          (b) Qualified Income Offset Provision. If a Partner unexpectedly receives an adjustment, allocation or distribution under this Agreement that causes or increases a net deficit balance in the Partner’s Capital Account as of the end of the period to which the adjustment, allocation or distribution relates in excess, of any dollar amount of the net deficit balance that the Partner is obligated to restore under this Agreement, the Partner will be allocated items of income (including gross income) and gain in an amount and manner sufficient to eliminate the net deficit balance as quickly as possible. The provisions of Section 6.5(a) shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in a Partner’s Capital Account.
          (c) Special Allocations of Nonrecourse Deductions. Notwithstanding any provision of Section 6.2, Section 6.5(a) and Section 6.5(b), in compliance with Treasury Regulation § 1.704-2, allocations of Nonrecourse Deductions shall be made between the Partners in the same manner as Net Losses are allocated under Section 6.2.
          (d) Minimum Gain Chargeback. If there is a net decrease in the Minimum Gain of the Program during any period, as determined pursuant to Treasury Regulation § 1.704-2(f), then each Partner shall be allocated items of income and gain in accordance with the provisions of Treasury Regulation § 1.704-2(g).
          (e) Special Allocations of Partner Nonrecourse Deductions. Notwithstanding any provision of Section 6.2, Section6 5.(a) and Section 6.5(b), in compliance with Treasury Regulation § 1.704-2(b), allocations of Partner Nonrecourse Deductions shall be made between the Partners in accordance with the ratios in which the Partners or their affiliates share the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which the Partner Nonrecourse Deductions are attributable.
          (f) Partner Nonrecourse Liability Minimum Gain Chargeback. If there is a net decrease in the Partner Nonrecourse Liability Minimum Gain during any period, as determined pursuant to Treasury Regulation § 1.704-2(i) , then each Partner shall be allocated items of income and gain in accordance with the provisions of Treasury Regulation § 1.704-2(i).
          (g) Subsequent Allocations. Any special allocations of items of income, gain, loss or expense made pursuant to this Section 6.5 shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to Section 6.2, so that the net amount of any item of income, gain, loss and expense allocated to each Partner pursuant to Section 6.2 and this Section 6.5 shall, to the extent possible, be equal to the amount of the items of income, gain, loss and expense that would have been allocated to the Partner pursuant to Section 6.2 if the special allocations of income, gain, loss or expense required by this Section 6.5 had not been made.
          (h) Interpretation of Regulatory Allocations. The provisions of this Section 6.5 are intended to comply with the requirements of Treasury Regulation §§ 1.704-1(b), 1.704-1 T and 1.704-2 and shall be interpreted consistently therewith.
     6.6 Federal Income Tax Allocations. The allocations of income, gain, loss and expense made pursuant to Section 6.2 through Section 6.5 are allocations of book income to be made for accounting purposes to determine the respective balances in the Capital Accounts of the Partners and to establish the rights of the Partners between themselves in the assets of the Program. These allocations may be different from the allocations between the Partners of the income, gain, loss, deduction, tax preference and tax credits of the Program for federal income tax purposes. Allocations of income, gain, loss, deduction, tax preference and tax credits of the Program for federal income tax purposes for each taxable year shall be made between the Partners as follows:
          (a) General Rules for Allocating Income, Loss, Etc. In general, all items of income, gain, loss, deduction and tax preference of the Program for each taxable year shall be allocated between the Partners for federal income tax purposes in the same manner as the book items that give rise to the tax items are allocated between the Partners pursuant to Section 6.2 through Section 6.5.
          (b) Special Rules Where Tax Basis Differs From Book Value. If the Program’s adjusted tax basis for federal income tax purposes in any of its property differs from the Book Value of the property at the beginning of any taxable year, in determining each Partner’s distributive share of the taxable income or loss (or items thereof) of the Program, each item of income, gain, loss or deduction with respect to the property shall be allocated between the Partners in a manner that takes into account the difference between the adjusted tax basis for federal income tax purposes of the property and its Book Value, all as of the beginning of the taxable year, as required by Code § 704(c) and any applicable Treasury Regulations thereunder or by Treasury Regulation § 1.704-1(b)14)(i).
     6.7 Allocation of Profits, Losses and Tax Credits Upon Transfer of Program Interest. The items of income, gain, loss, expense, deduction, tax preference and tax credit allocable under any provisions of Section 6.2 through Section 6.6 to any interest in the Program which may have been transferred during any period shall be allocated among the Persons who were the holders of the interest during the period in a manner that takes into account the varying interests of the Partners in the Program during the period, all in accordance with any Treasury Regulations promulgated under Code § 706(d); provided that the allocation of gain or loss on the disposition of any property in which the Program has a direct or indirect interest shall, to the extent not prohibited under those regulations, be allocated among the Persons who are Partners in the Program on the date the event giving rise to the gain or loss occurs in accordance with the provisions of Section 6.2 through Section 6.6.
     6.8 Special Tax Audit Allocations. Notwithstanding anything contained in this Agreement to the contrary, in the event that the federal taxable income of the Program (or any item thereof) is adjusted as the result of an audit by the Service, the Partners’ Capital Accounts shall be adjusted in a manner that reflects the adjustments as though corresponding book adjustments had been originally reflected in the Net Profits or Net Losses of the Program determined pursuant to Section 6.1.
     6.9 Interest. If, pursuant to applicable law, a portion of the amounts paid with respect to any Partner’s capital contribution to the Program shall be deemed to constitute interest rather than principal for federal income tax purposes, the interest income attributable thereto shall be allocated to the Partner who shall have made the deemed interest payments, and the amount of the interest income shall be taken into account in determining the amount of capital contribution made by the Partner to the Program.
     6.10 Income Tax Effect. The Partners acknowledge the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by those provisions in reporting their shares of Program profits and losses for federal income tax purposes.
     6.11 Distribution of Cash. Any cash of the Program that is not required to meet the obligations of the Program or to maintain any reserves established pursuant to Section 4.1(b)(viii) and Section 6.12 shall be distributed not less than quarterly to the Partners in accordance with their Proportionate Shares. Pending distribution of funds, the Program Manager may, but shall not be required to, invest the funds for the account of the Program in savings accounts, money market accounts, prime commercial paper or U.S. government obligations.
     6.12 Plugging and Abandonment Account. The Program Manager shall maintain an account to provide for the Program’s future obligations under the Project JOA for its proportionate share of the costs for plugging, abandoning and reclaiming the Project Wells at the end of their economic lives (the “P&A Account”). The P&A account shall be funded from the Program’s share of production proceeds from each completed Project Well at the rate of $6,000 per Project Well, payable by the Program in 60 equal monthly installments of $100 from its share of production revenues from each completed Project Wells. If the Program owns less than 100% of the working interests in a Project Well due to the exercise of third-party participation rights, the plugging and abandonment fee payable by the Program for that Project Well shall be reduced proportionately. If the P&A Account is inadequate to cover the Program’s share of plugging and abandonment costs for all Project Wells, the Program will be obligated to satisfy the shortfall when all plugging, abandonment and reclamation work is completed.
ARTICLE VII – LIMITATION ON TRANSFER OF PARTNERS’ INTERESTS
     7.1 Limitation on Transferability. Except as provided herein, no Partner shall sell, assign, transfer, mortgage, pledge, encumber or in any other manner dispose of all or any part of its interest in the Program without the written consent of the other Partner.
     7.2 Encumbrance. Nothing contained in this Article VII shall prohibit any Partner from pledging, mortgaging or otherwise encumbering its interest in the Program.
     7.3 Admission of Transferee. A transferee of an interest in the Program shall (a) assume all of the obligations of its transferor with respect to the transferred interest, (b) acquire all the rights and powers of its transferor with respect to the transferred interest, subject to all of the restrictions applicable thereto, and (c) in all respects be considered a Partner hereunder with respect to the transferred interest. The transferor Partner shall be responsible for all legal fees and costs of the Program to effect the transfer. Each Partner hereby consents to the execution on its behalf by the Program Manager of an amendment hereto and any other instruments required for the purpose of admitting the transferee of any interest in the Program, and the Program Manager is hereby granted the right to admit the transferee in accordance with the terms of this Article VII.
ARTICLE VIII – ACCOUNTING MATTERS
     8.1 Books and Records. During the term of the Program and for four years thereafter, the Program Manager shall keep, or cause to be kept, full, accurate, complete and proper books and accounts of all operations of the Program. The books shall be kept on an accrual basis-calendar year. All Partners shall have access to the Program’s books and records at the Program’s principal place of business during regular business hours and shall have the right to review and copy all or part of them, except that any the audit shall be at the sole expense of the Partner or Partners requesting same unless the audit is requested by the Partnership by vote of a majority-in-interest of the Unitholders.
     8.2 Accounting Basis for Tax Reporting Purposes. The books and records and the financial statements and reports of the Program shall be kept on the accrual basis.
     8.3 Elections. The Program Manager may cause the Program to make any elections required or permitted to be made by the Program under the Code and not otherwise expressly provided for in this Agreement in the manner that the Program Manager believes will be most advantageous to the Partners.
     8.4 Bank Accounts. All funds of the Program shall be deposited in an account or accounts at a bank or other financial institution selected by the Program Manager. No funds of the Program shall be commingled with the funds of any other Person. All withdrawals from any such account or accounts shall be made only upon a check or draft signed by the Program Manager or by such Person or Persons as may be designated from time to time by the Program Manager.
ARTICLE IX – DISSOLUTION AND LIQUIDATION

     9.1 Dissolution. The Program shall be dissolved and shall terminate and wind up its affairs upon the first to occur of the following:
          (a) a determination by the Program Manager that the Program should terminate, and the concurrence in that determination by the other Partner;
          (b) the sale, exchange, forfeiture or other disposition of all or substantially all the properties of the Program;
          (c) the bankruptcy, insolvency or liquidation of any Partner, unless the other Partner elects to continue the Program;
          (d) 30 years from the date of this Agreement; or
          (e) any event that results in the dissolution of the Program under the applicable law, unless the Partners elect to continue the Program.
     9.2 Liquidation.
          (a) Appointment of Liquidator. If the Program is dissolved upon the occurrence of any of the circumstances described in Section 9.1, no further business shall thereafter be conducted by the Program except for taking any action deemed necessary by the Program Manager for winding up of the affairs of the Program and distributing its assets to the Partners pursuant to the provisions of this Article IX. Upon the Program’s dissolution, the Program Manager shall act as liquidator or, if it is unable to act in that capacity, it shall appoint one or more liquidators, any of whom shall have full authority to wind up the affairs of the Program and to make final distributions as provided herein.
          (b) Steps to Be Taken by Liquidator. Upon the dissolution of the Program, the liquidator shall take the following steps:
               (i) Determine the interest of the Program in the Project Wells and other assets held by the Program;
               (ii) Determine which Program properties and assets should be retained or abandoned, and dispose of all other Program properties and assets at the best cash price obtainable therefor:
               (iii) Pay all Program debts and liabilities, or otherwise make adequate provision therefor;
               (iv) Determine the fair market value of any remaining Program assets based on estimates to be conducted by an independent appraiser, using appropriate appraisal techniques and taking into account the nature of the appraised property interests and the recovery of any associated oil and gas reserves by primary, secondary and tertiary techniques, to the extent deemed feasible in accordance with industry standards;
               (v) Adjust the Capital Account of each Partner, consistent with Section 9.2(b)(vi), to reflect the fair market value of the Partner’s interest in any unliquidated assets of the Program, by crediting or charging the Partner’s Capital Account with the amount that would have been credited or charged to the Partner’s Capital Account if the Program’s properties and assets to be distributed in kind had been sold at their fair market value immediately prior to the distribution;
               (vi) Prepare a final statement of accounts showing the status of each Partner’s Capital Account, as adjusted, and the amount, if any, owed by each Partner to the Program, provided that if any Partner has a negative Capital Account after proper adjustments, then it shall be required to make a capital contribution to the Program in the amount of its negative Capital Account; and
               (vii) Distribute to each of the Partners the balance, if any, then remaining in its Capital Account, as adjusted in accordance with this Section 9.2, provided that the distribution may be made in cash or in kind as provided in Section 9.2(c), and the proportion of the distribution made in cash to the Partners may vary as determined by the liquidator in its sole discretion;
          (c) Distributions in Kind. In the event the Program properties are not adequately divisible to effect full repayment of the Capital Account balances of the Partners, then the liquidator shall transfer to the Partners all of the cash of the Program, and shall convey and assign to the Partners the remaining Program assets to be held by the Partners as tenants in common, in either case in proportion to the balances in their respective Capital Accounts.
          (d) Payment of a Partner’s Indebtedness. Notwithstanding the foregoing provisions of this Section 9.2, if any Partner shall be indebted to the Program, then, until payment of the indebtedness by that Partner, the liquidator shall retain the Partner’s distributive share of Program properties and assets and, after applying the cost of operation of the properties and assets during the period of the liquidation against the income therefrom, the balance of the income and any cash assets shall be applied in liquidation of the indebtedness of the Partner, and if the amount has not been paid or otherwise liquidated in full, the liquidator may sell the remaining assets allocable to the Partner at public or private sale at the best price immediately obtainable, as determined in the sole judgment of the liquidator. The proceeds of the sale that are necessary to liquidate the Partner’s indebtedness shall then be so applied, and the balance of the proceeds, if any, shall be distributed to the Partner, reduced by the amount of any debit balance in its Capital Account.
          (e) Termination of the Program. The liquidator shall otherwise comply with all requirements of the Kentucky Act, or other applicable law, pertaining to the winding up of a general partnership. Upon completion of the liquidation procedures, the Program shall be terminated.
     9.3 Compliance With Regulations.
          (a) Timing. In the event the Program is liquidated within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the following action shall be taken before the later of the last day of the Program’s taxable year in which the liquidation occurred or the 90th day following the date of the liquidation:
               (i) Distributions shall be made to the Partners who have positive Capital Account balances in compliance with Treasury Regulation § 1.704-1(b)(2)(ii)(b)(2); and
               (ii) If any Partner shall have a deficit balance in its Capital Account at the time (after giving effect to all contributions, distributions and allocations for all taxable years including the year during which the liquidation occurs), the Partner shall contribute the amount of the deficit to the capital of the Program.
          (b) Distributions in Trust. In the discretion of the Program Manager, distributions pursuant to Section 9.3(a) may be made to a trust established for the benefit of the Partners for the purposes of liquidating Program assets, collecting amounts owed to the Program and paying any contingent or unforeseen liabilities or obligations of the Program or of the Partners, provided it received an opinion of counsel to the effect that the trust will not be taxed as an association taxable as a corporation. The assets of any the trust shall be distributed to the Partners from time to time, in the reasonable discretion of the trustee of the trust, in the same proportions as the amount distributed to the trust by the Program would otherwise have been distributed to the Partners pursuant to this Agreement; and a portion or all of the assets may be withheld by the trustee of the trust to provide a reasonable reserve for liabilities and expenses.
     9.4 Return of Capital Contributions Solely Out of Program Assets. A Partner shall look solely to the properties and assets of the Program for the return of its capital contribution and, if the properties and assets of the Program remaining after the payment or discharge of the debts and liabilities of the Program are insufficient to return its capital contribution, it shall have no recourse against the Program Manager, its affiliates or any other Partner or Person for that purpose.
     9.5 Dissolution Followed by Continuation. In the event that the Program shall be dissolved by reason of the occurrence of any of the circumstances described in Section 9.1 or for any other reason, if the remaining Partners shall agree thereto, the Program shall not terminate and wind up its affairs pursuant to Section 9.2 but shall be modified upon the terms mutually agreed to by those Partners and, as so modified, shall continue its business as if the dissolution had not occurred.
ARTICLE X – MISCELLANEOUS PROVISIONS
     10.1 Notices. Notices, requests, reports or other communications required to be given or made hereunder shall be in writing and shall be deemed to be delivered when delivered by hand or when properly addressed and posted by U.S. mail, postage prepaid, return receipt requested, to the Person being given the notice at its last known address. Any notice to the Partnership or to the Program Manager shall be given at the address shown as the Program’s principal office.
     10.2 Nature of Interest of Partners. The interest of each Partner in the Program shall be deemed to be personal property.
     10.3 Waiver of Right to Partition. Each Partner waives the benefit of any provisions of law that may provide for partition of real or personal property and agrees that it will not resort to any action at law or equity to partition any property subject to this Agreement. The foregoing waiver shall survive the termination and dissolution of the Program
     10.4 Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the Commonwealth of Kentucky.
     10.5 Successors in Interest. Each and all of the covenants, agreements, terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.
     10.6 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.
     10.7 Amendments. Any amendment or supplement to this Agreement shall be in writing and shall be signed by or on behalf of each of the parties. Except as otherwise provided in Section 4.1(b) and Section 7.3, any amendment to this Agreement shall be effective only if concurred in by all of the Partners.
     10.7 Severability. If for any reason any provision of this Agreement that is not material to the purpose or business of the Program is determined to be invalid and contrary to any existing or future law, the invalidity shall not impair the operation of or affect those portions of this Agreement that are not determined to be invalid.
     10.8 Headings. The headings in this Agreement are inserted for descriptive purposes only and shall not control or alter the meaning of any provision hereof.
     10.9 Rights and Remedies Cumulative. The rights and remedies provided under this Agreement are cumulative, and the use of any one right or remedy by a Partner shall not preclude or waive its right to use any or all other remedies, whether provided for herein, by law or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

NGAS Partners ______, Ltd.

By:	Daugherty Petroleum, Inc.,
Managing General Partner

By:

William S. Daugherty,
Chairman of the Board

Daugherty Petroleum, Inc.

By

William G. Barr III,
Chief Executive Officer